Exhibit 99 (a)(1)(D)

Offer Letter to Purchase for Cash

by

PRIME ACQUISITION CORP.

of

PRIME ACQUISITION CORP.

of

up to 3,031,969 of its Outstanding Ordinary Shares

at a Purchase Price of $10.02 Per Share

THE TENDER OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 5:00 P.M., NEW YORK CITY TIME, ON WEDNESDAY, MARCH 27, 2013, UNLESS THE TENDER OFFER IS EXTENDED.

February 25, 2013

To Brokers, Dealers, Commercial Banks,

Trust Companies and Other Nominees:

Enclosed for your consideration are the Offer Letter, dated February 25, 2013 (the “Offer Letter”), and the related Letter of Transmittal (which, together with any amendments or supplements thereto, collectively constitute the “Offer”), in connection with the offer by Prime Acquisition Corp. (the “Company”), a company incorporated under the laws of the Cayman Islands, to the shareholders holding the Company’s ordinary shares, par value $0.001 per share (the “Shares”) to purchase, during the Offer Period, up to 3,031,969 Shares for a purchase price of $10.02 per share, net to the seller in cash, without interest.  The “Offer Period” is the period of time commencing on Monday, February 25, 2013 and ending at 5:00 p.m. Eastern Time, on Wednesday, March 27, 2013, or such later date to which the Company may extend the Offer (the “Expiration Date”).

NO SCRIPT OR FRACTIONAL SHARES WILL BE ISSUED. SHARES MAY ONLY BE PURCHASE FOR CASH.

THE OFFER IS CONDITIONED ON SATISFACTION OF THE EXTENSION CONDITION (AS FURTHER DESCRIBED IN THE OFFER TO PURCHASE) AND NO MORE THAN 3,031,969 SHARES BEING VALIDLY TENDERED AND NOT PROPERLY WITHDRAWN AND CERTAIN OTHER CONDITIONS.

FOLLOWING THE COMPLETION OF THIS OFFER, THE COMPANY MAY PROCEED WITH AN ADDITIONAL OFFER DESIGNED TO INDUCE THE TENDER OF SHARES IN CONNECTION WITH A BUSINESS COMBINATION, AS CONTEMPLATED BY AND IN ACCORDANCE WITH THE COMPANY’S AMENDED AND RESTATED MEMORANDUM AND ARTICLES OF ASSOCIATION.  THE COMPANY RESERVES THE RIGHT TO DO SO IN THE FUTURE, AS WELL AS TO EXERCISE ITS ABILITY TO REDEEM THE SHARES UNDER OTHER CIRCUMSTANCES IF AND WHEN IT IS PERMITTED TO DO SO PURSUANT TO THE TERMS OF ITS AMENDED AND RESTATED MEMORANDUM AND ARTICLES OF ASSOCIATION.

Enclosed with this letter are copies of the following documents:

1.	Letter of Transmittal, for your use in accepting the Offer and redeeming Shares of and for the information of your clients;

2.	Notice of Guaranteed Delivery with respect to the Shares, to be used to accept the Offer in the event you are unable to deliver the Share certificates, together with all other required documents, to the Depositary before the Expiration Date (as defined in the Offer Letter), or if the procedure for book-entry transfer cannot be completed before the Expiration Date; and

3.	Form of letter that may be sent to your clients for whose accounts you hold Shares registered in your name or in the name of your nominee, along with an Instruction Form provided for obtaining such client’s instructions with regard to the Offer.

Certain conditions to the Offer are described in the section in the Offer Letter entitled “The Offer—Conditions of the Offer.”

We urge you to contact your clients promptly. Please note that the Offer and withdrawal rights will expire at 5:00 p.m., New York City Time, on Wednesday, March 27, 2013, unless the Offer is extended.

Other than as described herein, the Company will not pay any fees or commissions to any broker or dealer or other person (other than the Depositary and the Information Agent, as described in the Offer Letter) in connection with the solicitation of tenders of Shares pursuant to the tender offer. However, the Company will, on request, reimburse you for customary mailing and handling expenses incurred by you in forwarding copies of the enclosed tender offer materials to your clients.

Questions regarding the Offer may be directed to Advantage Proxy, as Information Agent, at 24925 13th Place South, Des Moines, WA 98198, attention Karen Smith (telephone number: toll Free: 877-870-8565 or 206-870-8565 and email: ksmith@advantageproxy.com) or to American Stock Transfer & Trust Company, as Depositary, at 6201 15th Avenue, Brooklyn, New York 11219, attention Jessie Tejada (telephone number: 718-921-8520, email: admin4@amstock.com).

Very truly yours,

Prime Acquisition Corp.

Nothing contained in this letter or in the enclosed documents shall render you or any other person the agent of the Company, the Depositary, or any affiliate of any of them or authorize you or any other person affiliated with you to give any information or use any document or make any statement on behalf of any of them with respect to the Offer other than the enclosed documents and the statements contained therein.